As filed with the Securities and Exchange Commission on August 25, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
Registration Statement
Under
The Securities Act of 1933
Vector Group Ltd.
(Exact name of registrant as specified in its charter)

Delaware	65-0949535
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
4400 Biscayne Boulevard
Miami, Florida 33137
(Address of principal executive offices, including zip code)

Vector Group Ltd. 2023 Management Incentive Plan
(Full title of each plan)

J. Bryant Kirkland III
Senior Vice President, Treasurer and Chief Financial Officer
4400 Biscayne Boulevard
Miami, Florida 33137
(305)-579-8000
(Name, address, and telephone number of agent for service)
With a copy to:
Alan J. Fishman
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

EXPLANATORY NOTE

Vector Group Ltd. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 4,027,462 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) issuable under the Vector Group Ltd. 2023 Management Incentive Plan (the “2023 Plan”), which was approved by the Company’s stockholders on July 26, 2023, and (ii) pursuant to Rule 416 under the Securities Act, any additional shares of Common Stock that become issuable under the 2023 Plan by reason of any stock split, reverse stock split, stock dividend, extraordinary cash dividend, recapitalization, combination of shares, reclassification of shares, spin-off or or other similar corporate transaction or event.
Concurrently herewith, the Company is filing a Post-Effective Amendment to the Company’s Registration Statement on Form S-8 (No. 333-196274) relating to shares of Common Stock that were previously authorized to be awarded under the Company’s Amended and Restated 2014 Management Incentive Plan (the “Prior Plan”). As of August 25, 2023, there were 3,972,538 shares of Common Stock authorized to be issued under the Prior Plan that were not issued or subject to outstanding awards granted under the Prior Plan. Accordingly, as a result of the approval of the 2023 Plan, these 3,972,538 shares of Common Stock are no longer available for issuance under the Prior Plan. Under the terms of the 2023 Plan, the Company may issue up to 8,000,000 shares of Common Stock, which represents the sum of (i) 4,027,462 newly reserved shares of Common Stock and (ii) the 3,972,538 shares of Common Stock that are no longer available for issuance under the Prior Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2023 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Company Information and Employee Plan Annual Information.
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed by the Company with the Commission on February 21, 2023, as amended by Amendment No. 1, filed by the Company with the Commission on May 1, 2023.

2.
The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended (i) March 31, 2023, filed by the Company with the Commission on May 9, 2023, and (ii) June 30, 2023, filed with by the Company with the Commission on August 4, 2023.

3.	The Company’s Current Report on Form 8-K dated July 26, 2023, filed by the Company with the Commission on July 31, 2023.
4.
The description of the Company’s Common Stock under the heading “Description of Capital Stock” contained in the Registration Statement on Form S-3ASR (File No. 333-267358) filed by the Company on September 9, 2022, including any amendments or supplements thereto.

All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The Company’s amended and restated certificate of incorporation provides for indemnification by the Company its directors, senior officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders,(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for such limitation of liability.

The Company also maintains liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

4.1	Vector Group Ltd. 2023 Management Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 26, 2023, filed by the Company with the Commission on July 31, 2023).
4.3*	Form of Restricted Stock Award Agreement under Vector Group Ltd. 2023 Management Incentive Plan.
4.4*	Form of Performance-Based Restricted Stock Award Agreement under Vector Group Ltd. 2023 Management Incentive Plan.
4.5*	Form of Non-Employee Director Restricted Shares Award Agreement under Vector Group Ltd. 2023 Management Incentive Plan.
5.1*	Opinion of Sullivan & Cromwell LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Sullivan & Cromwell LLP, included in the opinion filed as Exhibit 5.1 and incorporated herein by reference.
24.1*	Powers of Attorney (included on signature page of this Part II).
107*	Filing Fee Table
* Filed herewith.

Item 9. Undertakings

(a)    The Company hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

VECTOR GROUP LTD.
(Registrant)

		By:	/s/ J. Bryant Kirkland III
J. Bryant Kirkland III
Senior Vice President, Chief Financial Officer and Treasurer
Date:	August 25, 2023
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints each of Richard J. Lampen, Marc N. Bell and J. Bryant Kirkland III his true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	Date

/s/ Howard M. Lorber	President and Chief Executive Officer (Principal Executive Officer)	August 25, 2023
Howard M. Lorber

/s/ J. Bryant Kirkland III	Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 25, 2023
J. Bryant Kirkland III

/s/ Bennett S. LeBow	Director	August 25, 2023
Bennett S. LeBow

/s/ Henry C. Beinstein	Director	August 25, 2023
Henry C. Beinstein

/s/ Ronald J. Bernstein	Director	August 25, 2023
Ronald J. Bernstein

/s/ Paul V. Carlucci	Director	August 25, 2023
Paul V. Carlucci

/s/ Richard J. Lampen	Director	August 25, 2023
Richard J. Lampen

/s/ Jean E. Sharpe	Director	August 25, 2023
Jean E. Sharpe

/s/ Barry Watkins	Director	August 25, 2023
Barry Watkins

/s/ Wilson L. White	Director	August 25, 2023
Wilson L. White